Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118059, 333-135242, 333-151195, 333-159712, 333-159713, 333-167180, 333-173769, 333-183071, 333-186827, 333-189393, 333-190177, 333-197407, 333-205827, 333-211379, 333-218431, 333-226245, 333-236105, 333-256489, 333-265080,333-273478, and 333279414) and on Form S-3 (Nos. 333-150087, 333-162303, 333-189392, 333-197405, 333-199359, 333-208923, 333-211919, 333-215792, 333-219783 and 333-260438) of our report dated March 31, 2025 relating to the financial statements and schedule of NeuroMetrix, Inc. (the “Company”), as of and for the years ended December 31, 2024 and 2023, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Baker Tilly US, LLP

Tewksbury, Massachusetts
March 31, 2025